CF-319983

Certificate of Incorporation on Change of Name

I DO HEREBY CERTIFY that

Point Cattle International Limited

having by Special resolution dated 18th day of May Two Thousand Seventeen changed its name, is now incorporated under name of

Golden Bull Limited

Given under my hand and Seal at George Town in the
Island of Grand Cayman this 25th day of May
Two Thousand Seventeen

REGISTRAR OF COMPANIES
EXEMPTED
CAYMAN ISLANDS

An Authorised Officer,
Registry of Companies,
Cayman Islands.

Authorisation Code : 864766922305
www.verify.gov.ky
31 May 2017